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NEWS RELEASE
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DATE:             FOR IMMEDIATE RELEASE/MAY 29, 1996

CONTACT:          Dr. Una S. Ryan                     James D. Grant
                  President,                          Chairman of the Board &
                    Chief Operating Officer &           Chief Executive Officer
                    Chief Scientific Officer          T Cell Sciences, Inc.
                  T Cell Sciences, Inc.               (617) 433-0771
                  (617) 433-0771

                 T CELL SCIENCES ANNOUNCES CHANGES IN MANAGEMENT

NEEDHAM, MA, MAY 29, 1996 -- T Cell Sciences, Inc. (NASDAQ: TCEL) today announced changes in its senior management effective immediately.

Dr. Una S. Ryan has been appointed President and Chief Operating
Officer and has been elected to the Board of Directors. Dr. Ryan also will retain her position as Chief Scientific Officer.

Mr. James D. Grant will assume the position of Chief Executive Officer, in addition to retaining his position as Chairman of the Board of Directors.

Mr. Alan W. Tuck, formerly employed as the Company's President and CEO, remains as a Director of T Cell Sciences.

With these changes, T Cell Sciences' senior management now consists of Dr. Ryan, President, COO and CSO, Mr. Grant, Chairman of the Board and CEO, Mr. Norman W. Gorin, (as announced last week) appointed as Vice President, Finance and Chief Financial Officer, Dr. James Levin, Vice President, Development, and Ms. Pamela
A. Hay, General Counsel and Secretary.

"The Board has immense confidence in Una's ability to lead the Company in emphasizing its core strengths, the research and development of novel therapeutics," said Mr. Grant. Dr. Ryan added, "I am looking forward to leading T Cell Sciences. In addition to the Company's leading program in complement inhibition, our research in small molecule T cell inhibitors and in developing a therapeutic vaccine for atherosclerosis provides an exciting new pipeline."

T Cell Sciences, Inc., the leader in the development of complement inhibitor therapeutics, is a research-based biotechnology company dedicated to developing pharmaceutical products to regulate inflammatory, T Cell and vascular diseases.